Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2017 Stock Option and Incentive Plan of our report dated April 14, 2016, with respect to the consolidated financial statements of Transgenomic, Inc. and Subsidiary as of December 31, 2015 and for the year then ended, included in the Transgenomic, Inc. Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Hartford, Connecticut

January 30, 2018